UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 14, 2004

Date of Report (Date of earliest event reported)

INTERPORE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22958	95-3043318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

181 Technology Drive

Irvine, California 92618-2402

(Address of Principal Executive Offices)

(949) 453-3200

(Registrant’s telephone number, including area code)

ITEM 5. Other Events.

On June 17, 2004, counsel for the parties to the lawsuit In re Interpore International Inc. Shareholders Litigation entered into a memorandum of understanding in which they agreed upon the terms of a settlement of the litigation, which would include the dismissal with prejudice of all claims against Biomet, Inc. (“Biomet”), Interpore International, Inc. (“Interpore”) and Interpore’s directors (collectively, the “Defendants”). The proposed settlement is conditional upon, among other things, the execution of an appropriate Stipulation of Settlement, consummation of the transactions contemplated by that certain agreement and plan of merger by and among Biomet, Laker Acquisition Corp. I and Interpore (the “Merger Agreement”) pursuant to which Interpore will be acquired by Biomet and final approval of the proposed settlement by the Superior Court of California, County of Orange. The proposed settlement contemplates that plaintiffs’ lead counsel will apply to the court for an award of attorneys’ fees and costs in an amount of $500,000.

Interpore will hold a special meeting of stockholders on June 18, 2004, at which Interpore’s stockholders will be asked to approve and adopt the Merger Agreement. Pursuant to the memorandum of understanding, the Defendants make the following disclosures to supplement the description of the Background to the Merger contained in the definitive proxy statement relating to the special meeting, first mailed to stockholders on May 19, 2004: (i) a preliminary draft of the Merger Agreement dated as of February 26, 2004 contained a proposed merger consideration price of $15.00 per share in cash, without interest, (ii) a preliminary draft of the Merger Agreement dated as of February 29, 2004 contained a proposed merger consideration price of $15.00 per share in cash, without interest and (iii) no other financial advisor and/or investment banker was retained by Interpore in its quest to identify suitable partners for a strategic transaction between 1999 and 2003.

In addition, as part of the proposed settlement, Piper Jaffray & Co., financial advisor to the Board of Directors of Interpore, reaffirmed its opinion to the Board of Directors of Interpore dated March 7, 2004, that as of June 14, 2004 and based upon the subject to the assumptions, factors and limitations set forth in the written opinion, the consideration proposed to be paid for shares of Interpore common stock in the proposed merger pursuant to the Merger Agreement was fair, from a financial point of view, to those stockholders. The letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In agreeing to the proposed settlement, Biomet, Interpore and Interpore’s directors deny all allegations of wrongdoing, fault, liability or damage to Plaintiffs and the putative class, deny that they engaged in any wrongdoing, deny that they committed any violation of law, deny that they acted improperly in any way, believe that they acted properly at all times, and believe the litigation has no merit.

ITEM 7. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Opinion letter of Piper Jaffray & Co. dated as of June 14, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2004	Interpore International, Inc.

	By:	/s/ David C. Mercer
	Name:	David C. Mercer
	Its:	Chairman and Chief Executive Officer

Exhibit Index

Exhibit	Description of Exhibit
99.1	Opinion letter of Piper Jaffray & Co. dated as of June 14, 2004